Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DiamondRock Hospitality Company:

We consent (a) to the use of our report dated March 8, 2006, with respect to the consolidated financial statements and schedule of DiamondRock Hospitality Company and subsidiaries (the Company) as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and the period from May 6, 2004 (Inception) to December 31, 2004; (b) to the use of our report dated March 1, 2006, with respect to the financial statements of Chicago 540 Lessee, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005; and (c) to the use of our report dated March 1, 2006, with respect to the financial statements of Chicago 540 Hotel, LLC as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, incorporated by reference herein and to the references to our firm under the headings “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
June 26, 2006